Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------


August 26, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:  Bosco Holdings, Inc.


Dear Sirs:

We were previously the principal auditors for Bosco Holdings, Inc.
(the "Company") and we reported on the financial statements of the Company for the period from inception on December 13, 2006 to March 31, 2009, and reviewed the Company's financial statements for the interim period ended June 30, 2009. We have read Bosco Holdings, Inc.'s statements under Item 4 of its amended Form 8-K/A, dated August 26, 2009, and we agree with such statements.

For the most recent fiscal period through to August 26, 2009, there have been no disagreements between the Company and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.


Yours truly,

/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates, Chartered
    Las Vegas, Nevada


            6490 West Desert Inn Road, Las Vegas, NV 89146
                  (702) 253-7499 Fax (702) 253-7501

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